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Exhibit 10.2

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into by and between Briggs Ferguson ("Executive" or "Employee") and Ticketmaster, a Delaware corporation (the "Company"), and is effective as of April 29, 2002.

        WHEREAS, the Company desires to establish its right to the services of Employee, in the capacity described below, on the terms and conditions hereinafter set forth, and Employee is willing to accept such employment on such terms and conditions.

        NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Employee and the Company have agreed and do hereby agree as follows:

1.    EMPLOYMENT.    The Company agrees to employ Employee as President, Citysearch, and Employee accepts and agrees to such employment. During Employee's employment with the Company, Employee shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Employee's position and shall render such services on the terms set forth herein. During Employee's employment with the Company, Employee shall report directly to such person(s) as from time to time may be designated by the Company (hereinafter referred to as the "Reporting Officer"). Employee shall have such powers and duties with respect to the Company as may reasonably be assigned to Employee by the Reporting Officer, to the extent consistent with Employee's position and status. Employee agrees to devote all of Employee's working time, attention and efforts to the Company and to perform the duties of Employee's position in accordance with the Company's policies as in effect from time to time.

2.    TERM OF AGREEMENT.    The term ("Term") of this Agreement shall commence on the Effective Date and shall continue for a period of two (2) years, unless sooner terminated in accordance with the provisions of Section 1 of the Standard Terms and Conditions attached hereto.

3.    COMPENSATION.

        (a)    BASE SALARY.    During the Term, the Company shall pay Employee an annual base salary of $260,000 (the "Base Salary"), payable in equal biweekly installments or in accordance with the Company's payroll practice as in effect from time to time. For all purposes under this Agreement, the term "Base Salary" shall refer to Base Salary as in effect from time to time.

        (b)    SIGNING BONUS.    The Company shall pay Executive a cash signing bonus of $30,000. Payable within ten (10) days following the Effective Date. If executive voluntarily terminates his employment other than for Good Reason (as defined in Section 1(d)of the Terms and conditions attached hereto) at any time before the one year anniversary of the Effective Date, Executive shall promptly pay the Company in cash an amount equal to the $30,000 multiplied by a fraction, the numerator of which is 12minus the number of full calendar months that Executive was employed by the Company and the denominator of which is 12.

        (c)    DISCRETIONARY BONUS.    From the Effective Date through the date of termination of Employee's employment for any reason, Employee shall be eligible to receive discretionary annual bonuses, which shall be paid to Employee in the sole and absolute discretion of the Company.

        (d)    STOCK OPTION.    In consideration of Employee's entering into this Agreement and as an inducement to join the Company, Employee shall be granted under Ticketmaster's Stock Plan (the "Plan") an option (the "Option") to purchase 85,000 shares of Ticketmaster's common stock, par value $.01 per share (the "Common Stock"), subject to the approval of the Board of Directors of the Company. The date of grant of the Option shall be the date on which the Administrator (as defined in the Plan) makes the determination granting such Option, or such other later date as is determined by the Administrator (the "Grant Date"). The exercise price of the Option shall be determined by the Administrator pursuant to the terms of the Plan. Such Option shall vest and become exercisable in four equal installments on each of the first, second, third and fourth anniversaries of The Grant Date. The Option shall expire upon the earlier to occur of (i) ten years from the Grant Date (the "Option Term") or (ii) except as otherwise provided in the Option award agreement, 90 days following the termination of Employee's employment with the Company for any reason. The Option shall not otherwise become vested and exercisable as a result of the termination or non-renewal of this Agreement (or the termination of Employee's employment with the Company) for any reason.

        (e)    BENEFITS.    From the Effective Date through the date of termination of Employee's employment with the Company for any reason, Employee shall be entitled to participate in any welfare, health and life insurance and pension benefit and incentive programs as may be adopted from time to time by the Company. Without limiting the generality of the foregoing, Employee shall be entitled to the following benefits:

            (i)    Reimbursement for Business Expenses.    During the Term, the Company shall reimburse Employee for all reasonable and necessary expenses incurred by Employee in performing Employee's duties for the Company, on the same basis as similarly situated employees and in accordance with the Company's policies as in effect from time to time.

            (ii)    Vacation.    During the Term, Employee shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company applicable to similarly situated employees of the Company generally.

4.    NOTICES.    All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested or hand delivery acknowledged in writing by the recipient personally, and shall be deemed to have been duly given three days after mailing or immediately upon duly acknowledged hand delivery to the respective persons named below:

If to the Company:	TICKETMASTER 3701 Wilshire Blvd., 9th Floor Los Angeles, California 90010 Attention: Senior Vice President Human Resources & General Counsel

If to Employee:	Briggs Ferguson [Address]

Either party may change such party's address for notices by notice duly given pursuant hereto.

5.    GOVERNING LAW; JURISDICTION.    This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of California without reference to the principles of conflicts of laws. Any and all disputes between the parties which may arise pursuant to this Agreement will be heard and determined before an appropriate federal court in California, or, if not maintainable therein, then in an appropriate California state court. The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the parties consent to, and waive any and all objections that they may have as to, personal jurisdiction and/or venue in such courts.

6.    COUNTERPARTS.    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Employee expressly understands and acknowledges that the Standard Terms and Conditions attached hereto are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement. References to "this Agreement" or the use of the term

"hereof" shall refer to this Agreement and the Standard Terms and Conditions attached hereto, taken as a whole.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Employee has executed and delivered this Agreement as of the first date written above

TICKETMASTER

By: /s/ JOHN PLEASANTS Print Name: John Pleasants Title: President/CEO Date: 4/22/02	By: /s/ BRIGGS FERGUSON Briggs Ferguson Date: 4/18/02

STANDARD TERMS AND CONDITIONS

1.    TERMINATION OF EMPLOYEE'S EMPLOYMENT.

        (a)    DEATH.    In the event Employee's employment hereunder is terminated by reason of Employee's death, the Company shall pay Employee's designated beneficiary or beneficiaries, within 30 days of Employee's death in a lump sum in cash, Employee's Base Salary through the end of the month in which death occurs and any Accrued Obligations (as defined in paragraph 1(f) below).

        (b)    DISABILITY.    If, as a result of Employee's incapacity due to physical or mental illness ("Disability"), Employee shall have been absent from the full-time performance of Employee's duties with the Company for a period of four consecutive months and, within 30 days after written notice is provided to Employee by the Company (in accordance with Section 4 above), Employee shall not have returned to the full-time performance of Employee's duties, Employee's employment under this Agreement may be terminated by the Company for Disability. During any period prior to such termination during which Employee is absent from the full-time performance of Employee's duties with the Company due to Disability, the Company shall continue to pay Employee's Base Salary at the rate in effect at the commencement of such period of Disability, offset by any amounts payable to Employee under any disability insurance plan or policy provided by the Company. Upon termination of Employee's employment due to Disability, the Company shall pay Employee within 30 days of such termination (i) Employee's Base Salary through the end of the month in which termination occurs in a lump sum in cash, offset by any amounts payable to Employee under any disability insurance plan or policy provided by the Company; and (ii) any Accrued Obligations (as defined in paragraph 1(f) below).

        (c)    TERMINATION FOR CAUSE.    The Company may terminate Employee's employment under this Agreement for Cause at any time prior to the expiration of the Term. As used herein, "Cause" shall mean: (i) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by Employee; provided, however, that after indictment, the Company may suspend Employee from the rendition of services, but without limiting or modifying in any other way the Company's obligations under this Agreement; (ii) a material breach by Employee of a fiduciary duty owed to the Company; (iii) a material breach by Employee of any of the covenants made by Employee in Section 2 hereof; or (iv) the willful or gross neglect by Employee of the material duties required by this Agreement; provided that with regard to this clause (iv), the Company agrees to provide Employee with 30 days written notice of those material which it considers Employee to be willfully or grossly neglecting and, in the event that such conduct does not cease prior to the end of such 30 day period, only then may Company exercise its rights to terminate Employee's employment for Cause under this clause (iv). In the event of Employee's termination for Cause, this Agreement shall terminate without further obligation by the Company, except for the payment of any Accrued Obligations (as defined in paragraph 1(f) below).

        (d)    TERMINATION FOR GOOD REASON.    Executive may terminate his employment under this Agreement for Good Reason by providing written notice to the Company within 90 days of his knowledge of the event constituting Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without Executive's prior written consent, a material diminution or change in Executive's title, reporting structure or position, as described in Section 1 of this Agreement, or a material breach of this Agreement by the Company after Executive has given the Company written notice of such breach and 30 calendar days to cure such breach.

        (e)    TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE.    If Employee's employment is terminated by the Company for any reason other than Employee's death or Disability or for Cause, then (i) the Company shall pay Employee the Base Salary through the end of the Term over the course of the then remaining Term; and (ii) the Company shall pay Employee within 30 days of the date of such termination in a lump sum in cash any Accrued Obligations (as defined in paragraph 1(f) below).

        (f)    MITIGATION; OFFSET.    In the event of termination of Employee's employment prior to the end of the Term, Employee shall use reasonable best efforts to seek other employment and to take other reasonable actions to mitigate the amounts payable under Section 1 hereof. If Employee obtains other employment during the Term, the amount of any payment or benefit provided for under Section 1 hereof which has been paid to Employee shall be refunded to the Company by Employee in an amount equal to any compensation earned by Employee as a result of employment with or services provided to another employer after the date of Employee's termination of employment and prior to the otherwise applicable expiration of the Term, and all future amounts payable by the Company to Employee during the remainder of the Term shall be offset by the amount earned by Employee from another employer. For purposes of this Section 1(e), Employee shall have an obligation to inform the Company regarding Employee's employment status following termination and during the period encompassing the Term.

        (g)    ACCRUED OBLIGATIONS.    As used in this Agreement, "Accrued Obligations" shall mean the sum of (i) any portion of Employee's Base Salary through the date of death or termination of employment for any reason, as the case may be, which has not yet been paid; and (ii) any compensation previously earned but deferred by Employee (together with any interest or earnings thereon) that has not yet been paid.

2.    CONFIDENTIAL INFORMATION; NON-SOLICITATION; AND PROPRIETARY RIGHTS.

        (a)    CONFIDENTIALITY.    Employee acknowledges that while employed by the Company Employee will occupy a position of trust and confidence. Employee shall not, except as may be required to perform Employee's duties hereunder or as required by applicable law, without limitation in time or until such information shall have become public other than by Employee's unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company or any of its subsidiaries or affiliates. "Confidential Information" shall mean information about the Company or any of its subsidiaries or affiliates, and their clients and customers that is not disclosed by the Company or any of its subsidiaries or affiliates for financial reporting purposes and that was learned by Employee in the course of employment by the Company or any of its subsidiaries or affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Employee acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries or affiliates, and that such information gives the Company and its subsidiaries or affiliates a competitive advantage. Employee agrees to deliver or return to the Company, at the Company's request at any time or upon termination or expiration of Employee's employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company and its subsidiaries or affiliates or prepared by Employee in the course of Employee's employment by the Company and its subsidiaries or affiliates. As used in this Agreement, "subsidiaries" and "affiliates" shall mean any company controlled by, controlling or under common control with the Company.

        (b)    NON-COMPETITION.    During the Term (and for a period of 24 months beyond the expiration of the Term), Employee shall not, without the prior written consent of the Company, directly or indirectly engage in or assist any activity which is the same as, similar to or competitive with the Ticketmaster Businesses (other than on behalf of the Company or any of its subsidiaries or affiliates) including, without limitation, whether such engagement or assistance is an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 5% of the outstanding capital stock of a publicly traded corporation), guarantor, consultant, advisor, agent, sales representative or other participant, anywhere in the world that the Company or any of its subsidiaries or affiliates has been engaged, including, without limitation, the United States, Canada, Mexico, England, Ireland, Scotland, Europe and Australia. Nothing herein shall limit Employee's ability to own interests in or manage entities which provide information online with regard to arts, entertainment, products and services to the general public as an incidental part of their primary business and which do not hold themselves out generally as competitors of the Company or any of its subsidiaries or affiliates. The "Ticketmaster Businesses" are defined as A) a network of online city guides which provide up-to-date, locally produced information about a city's arts and entertainment events, bars and restaurants, recreation, community activities and businesses (shopping and professional services), real estate related information, as well as local sports and weather updates; or a comprehensive directory listing, similar to a yellow pages directory, of local businesses in over 3,000 zip codes in the United States; or online functionality that lets people act on what they learn by supporting online business transactions, including ticketing, hotel and restaurant reservations, and matchmaking, among others through affiliations with leading ecommerce websites providing these products. and (B) the other principal businesses of the Company at the time that the Employee ceases to be a Company employee. The determination of the principal businesses of the Company at the time the Employee ceases to be a Company employee will be made with reference to the definition of the principal businesses as of the date hereof in terms of the relative importance of the businesses to the Company at that time compared to its other activities.

        (c)    NON-SOLICITATION OF EMPLOYEES.    Employee recognizes that he will possess confidential information about other employees of the Company and its subsidiaries or affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company and its subsidiaries or affiliates. Employee recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Company and its subsidiaries or affiliates in developing their respective businesses and in securing and retaining customers, and will be acquired by Employee because of Employee's business position with the Company. Employee agrees that, during the Term (and for a period of 24 months beyond the expiration of the Term), Employee will not, directly or indirectly, solicit or recruit any employee of the Company or any of its subsidiaries or affiliates for the purpose of being employed by Employee or by any business, individual, partnership, firm, corporation or other entity on whose behalf Employee is acting as an agent, representative or employee and that Employee will not convey any such confidential information or trade secrets about other employees of the Company or any of its subsidiaries or affiliates to any other person except within the scope of Employee's duties hereunder.

        (d)    NON-SOLICITATION OF CUSTOMERS.    During the Term (and for a period of 24 months beyond the expiration of the Term), Employee shall not solicit any Customers of the Company or any of its subsidiaries or affiliates or encourage (regardless of who initiates the contact) any such Customers to use the facilities or services of any competitor of the Company or any of its subsidiaries or affiliates; provided however that the foregoing will not prevent Employee from soliciting any such Customers on behalf of third parties for products or services which are not competitive with the Company's products or services. "Customer" shall mean any person who engages the Company or any of its subsidiaries or affiliates to sell, on its behalf as agent, tickets to the public.

        (e)    PROPRIETARY RIGHTS; ASSIGNMENT.    All Employee Developments shall be made for hire by the Employee for the Company or any of its subsidiaries or affiliates. "Employee Developments" means any idea, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work or authorship that (i) relates to the business or operations of the Company or any of its subsidiaries or affiliates, or (ii) results from or is suggested by any undertaking assigned to the Employee or work performed by the Employee for or on behalf of the Company or any of its subsidiaries or affiliates, whether created alone or with others, during or after working hours. All Confidential Information and all Employee Developments shall remain the sole property of the Company or any of its subsidiaries or affiliates. The Employee shall acquire no proprietary interest in any Confidential Information or Employee Developments developed or acquired during the Term. To the extent the Employee may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Employee Development, the Employee hereby assigns to the Company all such proprietary rights. The Employee shall, both during and after the Term, upon the Company's request, promptly execute and deliver to the Company all such assignments, certificates and instruments, and shall promptly perform such other acts, as the Company may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company's rights in Confidential Information and Employee Developments.

        (f)    COMPLIANCE WITH POLICIES AND PROCEDURES.    During the Term, Employee shall adhere to the policies and standards of professionalism set forth in the Company's Policies and Procedures as they may exist from time to time.

        (g)    REMEDIES FOR BREACH.    Employee expressly agrees and understands that Employee will notify the Company in writing of any breach of this Agreement by the Company, and the Company will have 30 days from receipt of Employee's notice to cure any such breach. Employee expressly agrees and understands that the remedy at law for any breach by Employee of this Section 2 will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon Employee's violation of any provision of this Section 2 the Company shall be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation. Nothing in this Section 2 shall be deemed to limit the Company's remedies at law or in equity for any breach by Employee of any of the provisions of this Section 2, which may be pursued by or available to the Company.

        (h)    SURVIVAL OF PROVISIONS.    The obligations contained in this Section 2 shall, to the extent provided in this Section 2, survive the termination or expiration of Employee's employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 2 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

3.    TERMINATION OF PRIOR AGREEMENTS.    This Agreement constitutes the entire agreement between the parties and terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement. Employee acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, the Employee has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement. Employee hereby represents and warrants that by entering into this Agreement, Employee will not rescind or otherwise breach an employment agreement with Employee's current employer prior to the natural expiration date of such agreement.

4.    ASSIGNMENT; SUCCESSORS.    This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder, provided that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and all references herein to the "Company" shall refer to such successor.

5.    WITHHOLDING.    The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Employee hereunder, as may be required from time to time by applicable law, governmental regulation or order.

6.    HEADING REFERENCES.    Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. References to "this Agreement" or the use of the term "hereof" shall refer to these Standard Terms and Conditions and the Employment Agreement attached hereto, taken as a whole.

7.    WAIVER; MODIFICATION.    Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto. Notwithstanding anything to the contrary herein, neither the assignment of Employee to a different Reporting Officer due to a reorganization or an internal restructuring of the Company or its affiliated companies nor a change in the title of the Reporting Officer shall constitute a modification or a breach of this Agreement.

8.    SEVERABILITY.    In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

9.    INDEMNIFICATION.    The Company shall indemnify and hold Employee harmless for acts and omissions in Employee's capacity as an officer, director or employee of the Company to the maximum extent permitted under applicable law; provided, however, that neither the Company, nor any of its subsidiaries or affiliates shall indemnify Employee for any losses incurred by Employee as a result of acts described in Section 1(c) of this Agreement.

ACKNOWLEDGED AND AGREED:

TICKETMASTER

By: /s/ JOHN PLEASANTS Print Name: John Pleasants Title: President/CEO Date: 4/22/02	By: /s/ BRIGGS FERGUSON Briggs Ferguson Date: 4/18/02

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EMPLOYMENT AGREEMENT
STANDARD TERMS AND CONDITIONS